Exhibit 99.1

400 Oser Ave Hauppauge, NY 11788	Contact: John Sharkey 631-231-0333

TSR, Inc. Announces Acting CEO

Date: January 29, 2020

HAUPPAUGE, N.Y.--(BUSINESS WIRE)--TSR, Inc. (Nasdaq: TSRI), a leading provider of computer programming consulting services (“TSR” or the “Company”), today announced that its Board of Directors has appointed Thomas Salerno as Acting CEO of the Company.

Effective as of January 27, 2020, Thomas Salerno was named Acting Chief Executive Officer (principal executive officer) of TSR. Since 2011, Mr. Salerno, 52, has served as the Managing Director of TSR Consulting Services, Inc., the Company’s IT consulting services subsidiary and largest business unit. Mr. Salerno has over 20 years of experience in the technology consulting industry. Prior to joining the Company, Mr. Salerno spent eight years at Open Systems Technology as Associate Director, two years as Vice President of Sales and Recruiting for Versatech Consulting, and three years as an Account Representative for Robert Half Technologies. Mr. Salerno holds a Bachelor’s Degree from Johnson and Wales University.

Effective as of January 27, 2020, Christopher Hughes, Chief Executive Officer and Treasurer of the Company began a temporary leave of absence.

About TSR, Inc. TSR provides contract computer programming services in the New York metropolitan area, New England, and the Mid-Atlantic region. It offers technical computer personnel to supplement the in-house information technology capabilities of its customers in the areas of .net and java application development, android and IOS mobile application platform development, project management, IT security, cloud development and architecture, UI design and development, network infrastructure and support, and database development and administration, and also provides business analysts and other staff to its customers. TSR, Inc. was founded in 1969 and is based in Hauppauge, New York.

Forward-Looking Statements

Certain statements in this press release which are not historical facts may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipate,” “believe,” “demonstrate,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “should,” and “will,” and similar expressions identify forward-looking statements. Such forward-looking statements are based upon the Company’s current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. Specifically, forward-looking statements in this document may include, but are not limited to, the statements regarding the appointment of an Acting CEO. These and other forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual events to differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, among others, the factors and matters described in the Company’s filings with the SEC, including, but not limited to, the Company’s most recent Form 10-K, Forms 10-Q and Forms 8-K, which are available at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release and we do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.